Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, without par value, of Stoneridge, Inc., an Ohio corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

22NW Fund, LP

By:	/s/ Aron R. English
Aron R. English, Manager of 22NW Fund GP, LLC, its General Partner
Date:	02/06/2026

22NW, LP

By:	/s/ Aron R. English
Aron R. English, President and Sole Shareholder of 22NW GP, Inc., its General Partner
Date:	02/06/2026

22NW Fund GP, LLC

By:	/s/ Aron R. English
Aron R. English, Manager
Date:	02/06/2026

22NW GP, Inc.

By:	/s/ Aron R. English
Aron R. English, President and Sole Shareholder
Date:	02/06/2026

English Aron R.

By:	/s/ Aron R. English
ARON R. ENGLISH
Date:	02/06/2026